EXHIBIT 99.1

DATE:	March 8, 2006

TO: FROM: CONTACT:	All Media Standard Management 10689 N. Pennsylvania Street Indianapolis, Indiana 46280 Michael B. Berry Investor Relations Phone: 317-574-5221
Standard Management Signs Agreement
with AmerisourceBergen
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ:SMAN, SMANP), an Indianapolis – based provider of pharmaceuticals to long-term care and infusion therapy patients, today announced the signing of a five-year prime vendor pharmaceutical distribution agreement with AmerisourceBergen Drug Corporation. AmerisourceBergen is a national distributor of pharmaceutical and other products.
Ronald D. Hunter, Chairman, President and Chief Executive Officer stated, “We are pleased to have the opportunity to work with such a great organization.”
Martial Knieser, M.D., President of Health Services for the Company stated, “Standard Management is building best in class pharmacies enabling independent institutional pharmacists to deliver better patient care and customer service at various levels of healthcare delivery.”
Standard Management’s core focus is to provide pharmaceuticals to long-term care facilities. Standard Management, through its regional pharmacies, offers custom packaging for long-term care facilities in addition to creating solutions for specialized healthcare facilities in a growing number of regions of the United States.
Standard Management currently operates regional pharmacies in Seattle, Washington; Nashville, Tennessee; New Castle, Indiana; and Indianapolis, Indiana. According to Chairman Hunter, “Our regional acquisition strategy is what distinguishes us in the marketplace. Our organizational development and expertise of our executive team defines our unique position in the healthcare industry.”
This press release contains “forward-looking statements” within the meaning of Section 27 A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the ability of the Company to enter into agreements for and close the proposed financing transactions. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to, general market and economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain the proposed capital and additional capital when needed and on favorable terms.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, Indiana. Information about the Company can be obtained by calling the Investor Relations Department at (317) 574-5221 or via the Internet at www.SMAN.com.